Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 15, 2017, with respect to the consolidated balance sheets of ASB Bancorp, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ DIXON HUGHES GOODMAN LLP

Atlanta, Georgia
December 6, 2017